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                                                                  Exhibit 2(b)



                             SUPPLEMENTAL AGREEMENT

         THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made as of April 28, 1997, among OAK HILL FINANCIAL, INC., an Ohio corporation ("Oak Hill Financial"), OAK HILL BANKS, a banking corporation chartered under the law of Ohio ("Oak Hill Banks"), and UNITY SAVINGS BANK, a savings bank corporation chartered under the law of Ohio ("Unity Savings").

                                    RECITALS

         A. Oak Hill Financial, Inc. is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Oak Hill Banks is a wholly owned subsidiary of Oak Hill Financial.

         B. Unity Savings is a savings bank corporation chartered under the law of Ohio.

         C. Concurrently with the execution and delivery of this Agreement, Unity Savings and Oak Hill Banks are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Unity Savings into Oak Hill Banks in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger").

         D. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.

                                   AGREEMENT

         In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

SECTION 1.        DEFINITIONS

         1.01 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

                  (a)    this "Agreement";

                  (b)    "Unity Savings";

                  (c)    "Oak Hill Banks";

                  (d)    "Oak Hill Financial";

                  (e)    the "Merger"; and

                  (f)    the "Merger Agreement".

         1.02 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the Merger Agreement:

                  (a)    the "Effective Date";

                  (b)    the "Effective Time";


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                  (c)    the "Exchange Agent";

                  (d)    the "Dissenters' Rights Law";

                  (e)    "Unity Savings Common";

                  (f)    "Dissenting Share";

                  (g)    "Oak Hill Banks Common"; and

                  (h)    "Oak Hill Financial Common".

         1.03 OTHER DEFINITIONS. For the purposes of this Agreement, certain other terms shall be defined as follows:

                  (a) the "Accord" means the Legal Opinion Accord of the American Bar Association Section of Business Law (1991);

                  (b) an "Acquisition Proposal" means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible acquisition of more than 25 percent of the shares of the capital stock of Unity Savings, including, but not limited to, an exchange or tender offer therefor, (ii) the possible acquisition of a majority of the assets of Unity Savings, (iii) a merger or consolidation involving Unity Savings, other than a transaction in which Unity Savings will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Unity Savings, other than a transaction in which Unity Savings will be the surviving corporation and the current shareholders of Unity Savings will be the owners of a majority of the stock of the surviving corporation following the transaction;

                  (c) an "Affiliate" of a party means a director, officer, employee, agent, or adviser of such party;

                  (d) the "Audited Financial Statements" mean the consolidated financial statements of Unity Savings, consisting of balance sheets as of December 31, 1996 and December 31, 1995, and statements of income, cash flows, and changes in stockholders' equity for the fiscal years ended December 31, 1996 and December 31, 1995, with the report thereon of Norman, Jones, Enlow and Co., certified public accountants;

                  (e) "Average Closing Price" shall mean the average of the daily average of the closing bid and asked prices of Oak Hill Financial Common as reported on the Nasdaq National Market System (as reported in a mutually agreed upon authoritative source) for the twenty most recent full trading days in which such shares are traded on the Nasdaq National Market System ending at the closing of trading on the date three days prior to the Closing Date.

                  (f) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

                  (g) the "Code" means the Internal Revenue Code of 1986;

                  (h) "CRA" means the Community Reinvestment Act of 1977, as amended;

                  (i) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Merger, the terms of this Agreement or the Merger Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

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                  (j)    the "Division of Financial Institutions " means the
Division of Financial Institutions, Ohio Department of Commerce;

                  (k) "Employee Benefit Plans" means any and all "employee benefit plans" or "welfare benefit plans" as defined in ERISA;

                  (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                  (m) "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time;

                  (n)    "FDIC" means the Federal Deposit Insurance
Corporation;

                  (o) the "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or its delegate;

                  (p) "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder; (ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

                  (q) "Index Group" shall mean the group of bank holding companies listed in the SNL Securities All Bank Index;

                  (r) "Index Value" on a given date shall mean the market-capitalization-weighted average (weighted pursuant to the SNL Securities All Bank Index) of the closing prices of the companies composing the Index Group;

                  (s) the "1934 Act" means the Securities Exchange Act of 1934, as amended;

                  (t) the "1933 Act" means the Securities Act of 1933, as amended;

                  (u) "Knowledge" as used herein shall mean those facts that are known or should reasonably have been known after due inquiry by the President, or any Senior or Executive Vice President of any party hereto;

                  (v) the "Oak Hill Disclosure Memorandum" means a certain Disclosure Memorandum, dated April __, 1997, which has been previously delivered by Oak Hill Financial and Oak Hill Banks to Unity Savings, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended prior to the Effective Date;

                  (w) "Oak Hill Financial Stock Option Plan" means the Oak Hill Financial 1995 Stock Option Plan as presently existing or hereafter amended;

                  (x) a "Principal Shareholder" of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;



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                  (y)    the "Real Property" means any and all real property
owned or leased by Unity Savings or Oak Hill Banks, as appropriate, as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

                  (z) the "Registration Statement" means the registration statement on the appropriate form filed or to be filed by Oak Hill Financial with the SEC under the provisions of the 1933 Act for the purpose of registering the shares of Oak Hill Financial Common to be issued by Oak Hill Financial pursuant to the terms of the Merger Agreement, including, but not limited to, the prospectus and proxy statement to be included therein as a part thereof;

                  (aa) "SAIF" means the Savings Association Insurance Fund of the FDIC;

                  (bb)   the "SEC" means the Securities and Exchange
Commission;

                  (cc)   "Starting Date" shall mean the date of this Agreement;

                  (dd) "Starting Price" shall mean the average of the daily average of bid and asked closing prices of Oak Hill Financial Common as reported on the Nasdaq National Market System (as reported in a mutually agreed upon authoritative source) for the twenty most recent full trading days in which such shares are traded on the Nasdaq National Market System ending on the Starting Date;

                  (ee) the "Unity Disclosure Memorandum" means a certain Disclosure Memorandum, dated April __, 1997, which has been previously delivered by Unity Savings to Oak Hill Financial, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended prior to the Effective Date; and

                  (ff) an "Unsolicited Acquisition Proposal" means a written Acquisition Proposal that is received by Unity Savings or made public by or on behalf of the proponent of such Acquisition Proposal without any solicitation of such proposal by any director, officer, Principal Shareholder, employee, agent, or other person acting on behalf of Unity Savings.

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF UNITY SAVINGS

         Unity Savings represents and warrants to Oak Hill Financial and Oak Hill Banks that, except as set forth in the Unity Disclosure Memorandum:

         2.01 ORGANIZATION AND AUTHORITY. Unity Savings is a savings bank corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its shareholders, and to the filing of all requisite regulatory applications and notices and the receipt of all requisite regulatory approvals, to enter into and carry out its obligations under this Agreement and under the Merger Agreement.

         2.02 CAPITALIZATION. The authorized capital stock of Unity Savings consists of 2,000,000 shares of Unity Savings Common, of which 93,250 shares were issued and outstanding as of the date of this Agreement. All of the outstanding shares of Unity Savings Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. There are no existing options, warrants, or commitments of any kind which might require the issuance by Unity Savings of any additional shares of Unity Savings Common or other equity securities of Unity Savings.

         2.03 SUBSIDIARIES. The Unity Disclosure Memorandum lists all corporations in which Unity Savings owns, directly or indirectly, five percent or more of any class of capital stock as of the date of this Agreement, and indicates,


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with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or indirectly by Unity Savings. Unity Savings does not own, directly or indirectly, more than fifty percent (50%) of the capital stock of any other corporation. There are no options, contracts, commitments, understandings, or arrangements by which Unity Savings is bound to issue additional shares of its equity securities. Unity Savings is a member of the Federal Home Loan Bank System and its deposits are insured up to the applicable limits by the SAIF.

         2.04 DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS. The Unity Disclosure Memorandum contains a true and complete list of all directors, executive officers, and Principal Shareholders of Unity Savings.

         2.05 AUTHORIZATION. The execution, delivery, and performance of this Agreement and the Merger Agreement by Unity Savings, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Unity Savings, subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Unity Savings; and subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Oak Hill Financial, and subject to applicable regulatory approvals and expiration of waiting periods, if any.

         2.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Unity Savings with any provisions hereof or thereof will conflict with or result in a breach of any provisions of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Unity Savings or result in a material breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Unity Savings is a party or by which Unity Savings may be bound.

         2.07 FINANCIAL STATEMENTS. Unity Savings has delivered the Audited Financial Statements to Oak Hill Financial. The Audited Financial Statements fairly present the financial position, results of operations, and cash flows of Unity Savings at the dates shown and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Unity Savings which are required in conformity with generally accepted accounting principles to be reflected or disclosed in the Audited Financial Statements which have not been or will not be so reflected or disclosed.

         2.08     TITLE TO PROPERTIES.

                  (a) The Unity Disclosure Memorandum sets forth a complete and correct list of all of the Real Property. Unity Savings has good and marketable title to all of the Real Property listed as owned by it in the Unity Disclosure Memorandum and valid leasehold interests in all of the Real Property listed as leased by it in the Unity Disclosure Memorandum, free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof by Unity Savings do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the knowledge of Unity Savings, after reasonable investigation, (i) the Real Property and the use thereof by Unity Savings do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property.

                  (b) Complete and correct copies of all deeds and leases relating to the Real Property are included in the Unity Disclosure Memorandum.

                  (c) Each item of the personal property owned by Unity Savings, including without limitation all contractual rights and assets reflected in the Audited Financial Statements or acquired after December 31, 1996 (except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Unity Savings), is owned by Unity Savings, free and clear of any lien or encumbrance, except for assets securing loans from the Federal Home Loan Bank of Cincinnati and assets pledged for public deposits.



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         2.09     ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent
reflected or reserved against on the Audited Financial Statements, Unity Savings has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Unity Savings.

         2.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, Unity Savings has not:

                  (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of incorporation, regulations, bylaws, or other charter documents;

                  (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

                  (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

                  (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving Unity Savings with respect to the capital stock or other securities), other than in the ordinary course of business;

                  (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in
Section 2.18 hereof;

                  (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

                  (g) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

                  (h) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, other than in the ordinary course of business;

                  (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

                  (j) entered into any lease of real or personal property, other than in the ordinary course of business;

                  (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders, except for a semi-annual cash dividend to be paid by Unity Savings to its shareholders in June, 1997 in the amount of $1.00 per share; and a quarterly cash dividend of $.50 to be paid in September, 1997. An additional dividend of $.50 per share may be paid if Unity shareholders would not receive the quarterly dividend of Oak Hill Financial payable in the last calendar quarter of 1997;

                  (l) increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer by more than eight percent of the amount thereof in effect as of December 30, 1996,



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or granted any severance or termination pay, or entered into any contract to make or grant any severance or termination pay, or entered into any employment or consulting contract which is not terminable by Unity Savings, without cause and without penalty, upon notice of 30 days or less, provided, no later than Closing, Unity Savings may pay a cash bonus of up to ten percent (10%) of base salary to all employees in accordance with past practices relating to calendar year-end bonuses, provided such bonuses shall be prorated based upon the number of calendar months of 1997, or any portion of a month, which have passed by the Closing Date;

                  (m) made any loans or loan commitments, other than in the ordinary course of business, to any director, officer, or Principal Shareholder (or any person or business entity controlled by or affiliated with such director, officer, or Principal Shareholder);

                  (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or contribution to any such plan except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed eight percent (8%) of eligible salaries, in the aggregate, on an annual basis;

                  (o) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in Section 2.18 hereof;

                  (p) adopted any change in any accounting policy or method;

                  (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

                  (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1996;

                  (s) suffered any material adverse change in its business, financial condition, income, assets, or liabilities;

                  (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which has had a material adverse effect, in any case or in the aggregate, on its business, financial condition, operations, projects, properties, or assets;

                  (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

                  (v) suffered any loss of employees or customers which has had a material adverse effect on its business, operations, or prospects.

         2.11 TAXES. Unity Savings has filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Unity Savings that have not been settled and paid. The federal income tax returns of Unity Savings have not been examined by the Internal Revenue Service for any of the ten years preceding the date of this Agreement.

         2.12 LABOR MATTERS. Unity Savings is not a party to any collective bargaining or other union agreement with any of its employees, or is involved in any labor dispute.

         2.13 LITIGATION. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Unity Savings, threatened against (i) Unity Savings, (ii) the assets, business, or goodwill of Unity Savings, or (iii) any director, officer, or Principal Shareholder of Unity Savings, in relation to the business of Unity Savings or any such person's capacity as a director,


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officer, or Principal Shareholder of Unity Savings. Unity Savings knows of no basis or grounds for any such action, suit, proceeding, claim, or investigation. Unity Savings is not subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on the business or assets of Unity Savings.

         2.14     ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of Unity Savings, Unity Savings is and has been at all times in substantial compliance with all applicable Environmental Laws and Unity Savings has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Unity Savings is a party are pending or, to the Knowledge of Unity Savings, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Unity Savings or (ii) in relation to any part of the Real Property and Unity Savings has no Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Unity Savings, threatened at any time by any third party against Unity Savings relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Unity Savings, Unity Savings has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Unity Savings for the storage or disposal of Hazardous Substances nor to the Knowledge of Unity Savings, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Unity Savings, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Unity Savings, Unity Savings has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Unity Savings is that of a lien holder or mortgagee, but including any property as to which title has been taken by Unity Savings pursuant to mortgage foreclosure or similar proceeding and any property as to which Unity Savings has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

                  (b) To the Knowledge of Unity Savings, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

         2.15 COMMUNITY REINVESTMENT ACT COMPLIANCE. Unity Savings is in compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and has received a CRA rating of satisfactory or better from the FDIC. Unity Savings knows of no fact or circumstance or set of facts or circumstances which would cause Unity Savings to fail to comply with such provisions or to cause the CRA rating of Unity Savings to fall below satisfactory.

         2.16 COMPLIANCE WITH LAWS. Unity Savings holds all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Unity Savings, Unity Savings has conducted its businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

         2.17 INFORMATION PROVIDED BY UNITY SAVINGS. None of the information supplied or to be supplied by Unity Savings for inclusion in the Registration Statement, the application for approval, or any other document to be filed with the FDIC, the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.



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         2.18     MATERIAL CONTRACTS.

                  (a) The Unity Disclosure Memorandum contains a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which either Unity Savings is a party, by which Unity Savings or any of its property is bound, or which has been authorized by Unity Savings:

                       (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Unity Savings;

                      (ii) partnership or joint venture agreements;

                     (iii) employment, bonus, compensation, severance, or consulting agreements;

                      (iv) collective bargaining agreements;

                       (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

                      (vi) agreements or commitments for sale (other than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

                     (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

                    (viii) agreements or other documents creating liens or security interests relating to any real or personal property owned, rented, or leased by Unity Savings and used in connection with the business of such entity;

                      (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Unity Savings and used in connection with the business of such entity;

                       (x) all policies of insurance and fidelity bonds of Unity Savings;

                      (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Shareholder of Unity Savings or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent or more) interest; and

                     (xii) all other contracts and commitments not made in the ordinary course of business.

                  (b) The Unity Disclosure Memorandum includes complete and correct copies of all written agreements, leases and commitments, except loan commitments less than $500,000, together with all amendments thereto, listed in the Unity Disclosure Memorandum and a complete and correct written description of all oral agreements listed in the Unity Disclosure Memorandum.

                  (c) As of and through the date of this Agreement: (i) each agreement, lease, and commitment of Unity Savings is valid and subsisting and in full force and effect in all material respects; (ii) Unity Savings has in all material respects performed all obligations required to be performed by it to date under such agreements, leases, and



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commitments; and (iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material default on the part of Unity Savings under any agreement, lease, or commitment.

         2.19     EMPLOYEE BENEFIT PLANS.

                  (a) All Employee Benefit Plans maintained by Unity Savings comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under
Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Unity Savings has obtained favorable determination letters with respect to all such plans. As of the date hereof, Unity Savings has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Unity Savings aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Unity Savings is not a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the knowledge of Unity Savings, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Unity Savings is not required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (b) The Unity Disclosure Memorandum lists all Employee Benefit Plans and any and all other benefit plans or programs currently in effect for employees, former employees, and retired employees of Unity Savings including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to educational or cultural institutions, whether or not subject to ERISA. The Unity Disclosure Memorandum includes complete and correct copies of all such plans or programs, including each trust or other agreement under which any trustee or custodian holds funds or property of the plan and all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof. If any of the Employee Benefit Plans listed in the Unity Disclosure Memorandum has not been amended to comply with the Tax Reform Act of 1986 and subsequent legislation, Unity Savings will also deliver to Oak Hill Financial and Oak Hill Banks information and documentation regarding such plan's operation during the remedial amendment period which is sufficient to enable Oak Hill Financial and Oak Hill Banks to amend such plans to comply with the Tax Reform Act of 1986 and subsequent legislation.

         2.20 INSURANCE POLICIES. The Unity Disclosure Memorandum contains a complete and correct list of the insurance policies and fidelity bonds currently maintained by Unity Savings. The Unity Disclosure Memorandum includes complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. All premiums due thereon have been paid and Unity Savings has complied in all respects with the provisions of such policies and bonds. Unity Savings has not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion.

         2.21 CAPITAL REQUIREMENTS. Unity Savings is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

         2.22 LOAN LOSS RESERVES. Since December 31, 1996, Unity Savings has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Unity Savings has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all material respects under requirements of GAAP to provide for reasonably anticipated losses on outstanding loans. Unity
Savings has no knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

         2.23 BROKERS; CERTAIN FEES. Unity Savings, nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the Merger Agreement, or the transactions contemplated herein or therein, except that Unity Savings has retained McDonald & Company Securities, Inc. to perform various investment banking services in connection with the Merger. The Unity Disclosure Memorandum contains a complete and correct list as of the date of this Agreement of all written or oral agreements between Unity Savings and McDonald & Company Securities, Inc. The Unity Disclosure Memorandum includes complete and correct copies of all written agreements between Unity Savings and McDonald & Company Securities, Inc., together with amendments thereto, listed in the Unity Disclosure Memorandum and a complete and correct written description of all oral agreements between Unity Savings and McDonald & Company Securities, Inc. listed in the Unity Disclosure Memorandum.

         2.24 MATERIAL FACTS. Neither this Agreement, the Merger Agreement, the Unity Disclosure Memorandum, nor any list, schedule, or certificate furnished to Oak Hill Financial by or on behalf of Unity Savings contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Oak Hill Financial or Oak Hill Banks.

         2.25 TAX TREATMENT OF THE MERGER. Neither Unity Savings nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         2.26 TAX TREATMENT OF CERTAIN PAYMENTS. Neither Unity Savings nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to result in the treatment of any payments to any Unity Savings Affiliate which are contemplated hereby or in connection with the amendment or termination of two Salary Continuation Plans executed by George L. Knox and D. Bruce Knox on December 7, 1994, to be characterized as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF OAK HILL FINANCIAL

         Oak Hill Financial and Oak Hill Banks represent and warrant, as the case may be, to Unity Savings that, except as set forth in the Oak Hill Disclosure Memorandum:

         3.01 ORGANIZATION AND AUTHORITY OF OAK HILL FINANCIAL. Oak Hill Financial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

         3.02 ORGANIZATION AND AUTHORITY OF OAK HILL BANKS. Oak Hill Banks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

         3.03 CAPITALIZATION. The authorized capital stock of Oak Hill Financial consists of (i) 5,000,000 shares of common stock, without par value, of which 2,884,700 shares were issued and outstanding as of December 31, 1996 (including treasury shares) and 200,000 reserved for issuance upon exercise of existing stock option, and (ii) 1,500,000 voting shares of preferred stock, without par value, and 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof. All the outstanding shares of Oak Hill Financial Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. All of the shares of Oak Hill Financial Common to be issued pursuant to the Merger Agreement will, when so issued, be duly and validly authorized, issued, and outstanding, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

         3.04 AUTHORIZATION OF OAK HILL FINANCIAL. The execution, delivery, and performance of this Agreement by Oak Hill Financial, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Oak Hill Financial. As soon as practicable and, in any event, within ten (10) business days after the SEC has declared the Registration Statement effective, Oak Hill Financial will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Oak Hill Financial will recommend to the shareholders that they vote their shares in favor of the Merger.

         3.05 AUTHORIZATION OF OAK HILL BANKS. The execution, delivery, and performance of this Agreement and the Merger Agreement by Oak Hill Banks, and the consummation of the transactions contemplated hereby and thereby, have been duly approved by the Board of Directors of Oak Hill Banks, and by Oak Hill Financial in its capacity as the sole shareholder of Oak Hill Banks.

         3.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger, nor compliance by Oak Hill Financial with any of the provisions hereof will conflict with or result in a breach of any provision of the charter or bylaws of Oak Hill Financial or result in a material breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which Oak Hill Financial is a party or to which Oak Hill Financial may be bound. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Oak Hill Banks with any of the provisions hereof or thereof will conflict with or result in a breach of any provision of the articles of incorporation or regulations of Oak Hill Banks or result in a material breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which Oak Hill Banks is a party or by which Oak Hill Banks may be bound.

         3.07 INFORMATION PROVIDED BY OAK HILL FINANCIAL. None of the information supplied or to be supplied by Oak Hill Financial for inclusion in the Registration Statement, application for approval, or any other document to be filed with the FDIC, the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         3.08 MATERIAL FACTS. Neither this Agreement nor the Merger Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Unity Savings.

         3.09 FILING OF REPORTS. Oak Hill Financial Common is registered pursuant to Section 12 of the 1934 Act. Oak Hill Financial has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least 90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 1996, Oak Hill Financial has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Oak Hill Financial under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.

         3.10 INSURANCE OF ACCOUNTS. The deposits of Oak Hill Banks are insured up to the applicable limits by the Bank Insurance Fund ("BIF").

         3.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the Oak Hill Disclosure Memorandum, Oak Hill Banks has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Oak Hill Banks.

         3.12 ABSENCE OF CERTAIN CHANGES. Except as provided in the Oak Hill Disclosure Memorandum, since December 31, 1996, Oak Hill Financial and Oak Hill Banks have not:

                  (a) made or permitted to be made any changes in their capital or corporate structures, certificates or articles of incorporation, regulations, bylaws, or other charter documents;

                  (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

                  (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of their capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, and except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

                  (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving either of Oak Hill Banks or Oak Hill Financial with respect to the capital stock or other securities of the other of them), other than in the ordinary course of business;

                  (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of their business;

                  (f) adopted any change in any accounting policy or method;

                  (g) revalued any asset or adjusted any reserve, other than in the ordinary course of business;

                  (h) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1996;

                  (i) suffered any material adverse change in their business, financial condition, income, assets, or liabilities; and

                  (j) made no material increase in dividends until the Effective Date of this Agreement.

         3.13 TAXES. Oak Hill Banks and Oak Hill Financial have filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Oak Hill Banks or Oak Hill Financial that have not been settled and paid. The federal income tax returns of Oak Hill Banks and Oak Hill Financial have not been examined by the Internal Revenue Service for any of the ten years preceding the date of this Agreement.

         3.14 LITIGATION. There is no action, suit, proceeding, or claims by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Oak Hill Banks or Oak Hill Financial, threatened against (i) Oak Hill Banks, (ii) Oak Hill Financial, (iii) the assets, business or goodwill of Oak Hill Banks or Oak Hill Financial, or
(iv) any director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial, in relation to the business of Oak Hill Banks or Oak Hill Financial or any such person's capacity as a director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial.

         3.15 COMPLIANCE WITH LAWS. Oak Hill Banks and Oak Hill Financial hold all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Oak Hill Banks and Oak Hill Financial, Oak Hill Banks and Oak Hill Financial have conducted their businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

         3.16     ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of Oak Hill Banks, Oak Hill Banks is and has been at all times in substantial compliance with all applicable Environmental, and Oak Hill Banks has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Oak Hill Banks is a party are pending or, to the Knowledge of Oak Hill Banks, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Oak Hill Banks or (ii) in relation to any part of the Real Property, and Oak Hill Banks has no Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Oak Hill Banks, threatened at any time by any third party against Oak Hill Banks relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Oak Hill Banks, Oak Hill Banks has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Oak Hill Banks for the storage or disposal of Hazardous Substances nor to the Knowledge of Oak Hill Banks, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Oak Hill Banks, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Oak Hill Banks, Oak Hill Banks has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Oak Hill Banks is that of a lien holder or mortgagee, but including any property as to which title has been taken by Oak Hill Banks pursuant to mortgage foreclosure or similar proceeding and any property as to which Oak Hill Banks has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

                  (b) To the Knowledge of Oak Hill Banks, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

         3.17 EMPLOYEE BENEFIT PLANS. All Employee Benefit Plans maintained by Oak Hill Banks or Oak Hill Financial comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Oak Hill Banks or Oak Hill Financial has obtained favorable determination letters with respect to all such plans. As of the date hereof, Oak Hill Banks or Oak Hill Financial has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Oak Hill Banks or Oak Hill Financial aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Neither Oak Hill Banks nor Oak Hill Financial is a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the Knowledge of Oak Hill Banks or Oak Hill Financial, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Neither Oak Hill Banks nor Oak Hill Financial is required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         3.18 CAPITAL REQUIREMENTS. Oak Hill Financial and Oak Hill Banks are in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

         3.19 LOAN LOSS RESERVES. Since December 31, 1996, Oak Hill Banks has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Oak Hill Banks has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all material respects under requirements of GAAP to provide for reasonably anticipated losses on outstanding loans. Oak Hill Banks has no Knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

         3.20 TAX TREATMENT OF THE MERGER. Neither Oak Hill Banks nor Oak Hill Financial has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

SECTION 4.        COVENANTS OF UNITY SAVINGS

         Unity Savings covenants and agrees as follows:

         4.01 APPLICATIONS FOR REGULATORY APPROVALS; REGISTRATION STATEMENT. Unity Savings will cooperate, and will cause its respective directors, officers, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with Oak Hill Financial and its advisers in connection with the preparation of the Registration Statement and the applications for regulatory approvals described in Section 5.02 hereof.

         4.02 SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Unity Savings will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Unity Savings will to the extent consistent with their fiduciary duty recommend to the shareholders that they vote their shares in favor of the Merger.

         4.03 CONDUCT OF BUSINESS. From the date of this Agreement until the Effective Time, except as provided herein or as consented to by Oak Hill Financial in writing, Unity Savings will conduct its respective operations only, and shall not take any action except, in the ordinary and usual course of business, and Unity Savings will use its best efforts to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of their officers and employees, and to maintain existing relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, Unity Savings will not except as provided herein:

                  (a) enter into any agreement or commitment of the character referred to in subsections 2.18(a)(i) through (xii) hereof; or

                  (b) take or permit to be taken any action of a character which is listed in subsections (a) through (q) of Section 2.10 hereof; provided, however, that, after prior consultation with Oak Hill Financial, Unity Savings may take or permit such of those actions as may be required pursuant to any change in applicable accounting rules or standards, or by law or any applicable rules or regulations of any governmental authority.

         4.04 ACCESS TO INFORMATION. Unity Savings shall give representatives of Oak Hill Financial full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Unity Savings, provided that such access shall not unreasonably interfere with the operations of Unity Savings, and shall furnish to representatives of Oak Hill Financial all such information concerning its and their affairs as Oak Hill Financial may reasonably request. It is expressly understood that no investigation by Oak Hill Financial or Oak Hill Banks pursuant to this Section 4.04 or otherwise shall affect any representation or warranty made herein.

         4.05 PRESS RELEASES. Unity Savings shall consult in advance with Oak Hill Financial as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to the Merger Agreement, this Agreement, or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Oak Hill Financial; provided, however, that nothing contained herein shall prohibit Unity Savings from making any disclosure (after consultation with Oak Hill Financial with respect thereto) which its counsel deems necessary under applicable law.

         4.06 BEST EFFORTS. Unity Savings shall use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Oak Hill Financial may reasonably request in writing.

         4.07 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 11 hereof, Unity Savings shall not (i) directly or indirectly, through any of its officers, directors, agents, or affiliates, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal; provided, however, that Unity Savings shall be entitled to entertain, consider, and participate in negotiations and discussions regarding an Unsolicited Acquisition Proposal, and to disclose such information and provide such access in connection with such an Unsolicited Acquisition Proposal, to the extent that the Board of Directors of Unity Savings determines in good faith, after consultation with McDonald & Company Securities, Inc., as financial advisor to Unity Savings, with respect to the financial aspects of the Unsolicited Acquisition Proposal and the Merger, and with legal counsel to Unity Savings, that failure to so consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of Unity Savings to the shareholders of Unity Savings. Unity Savings shall give Oak Hill Financial prompt notice of any such Acquisition Proposals.

         4.08 ADVICE OF CHANGES. Between the date hereof and the Effective Date, Unity Savings shall advise Oak Hill Financial promptly, in writing, of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Unity Savings shall deliver to Oak Hill Financial a supplement to the Unity Disclosure Memorandum, which shall contain a description of any and all such matters.

         4.09 CONFIDENTIALITY. From and after the date of this Agreement, Unity Savings shall, and shall cause its respective Affiliates to, treat all Confidential Information of Oak Hill Financial and Oak Hill Banks, as confidential, and Unity Savings shall, and shall cause its respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Unity Savings shall, and shall cause its respective Affiliates to, promptly return to Oak Hill Financial all documents and workpapers, and all copies thereof, containing any such Confidential Information of Oak Hill Financial or Oak Hill Banks. The covenants of Unity Savings contained in this Section 4.09 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

         4.10 COORDINATION OF DIVIDENDS. Unity Savings agrees to cooperate with Oak Hill Financial to ensure that the shareholders of Unity Savings receive a regular quarterly dividend from either Unity Savings or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Unity Savings and Oak Hill Financial during such quarter.

         4.11 TAX REPRESENTATIONS. Unity Savings will use its reasonable efforts to cause the Merger, and will take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         4.12 POOLING. The accounting firm of Norman, Jones, Enlow and Co. has reviewed the proposed Merger and knows of no reason why the Merger would not qualify as a "pooling of interest" for accounting purposes. Unity Savings shall not intentionally take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

SECTION 5.        COVENANTS OF OAK HILL FINANCIAL AND OAK HILL BANKS

         Oak Hill Financial and Oak Hill Banks covenant and agree as follows:

         5.01 ISSUANCE OF OAK HILL FINANCIAL COMMON; PAYMENT FOR FRACTIONAL SHARES. At the Effective Time, Oak Hill Financial shall (i) issue all of the shares of Oak Hill Financial Common into which shares of Unity Savings Common are to be converted in the Merger and will deliver the certificates for such shares, or cause the same to be delivered, to the Exchange Agent; and (ii) deliver to the Exchange Agent the amount of cash to be paid in lieu of issuing fractional shares of Oak Hill Financial Common in accordance with subsections 8(b)(ii) and 9(a) of the Merger Agreement.

         5.02 APPLICATIONS FOR REGULATORY APPROVALS. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file such applications with the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the Merger and shall use its best efforts to secure such approvals. Oak Hill Financial shall deliver a draft or drafts of such regulatory applications to Unity Savings and provide Unity Savings a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.03 REGISTRATION STATEMENT. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file the Registration Statement with the SEC, shall use its best efforts to cause the Registration Statement to become effective, and shall take such action as may be required to register or qualify for exemption such shares under the securities laws of the states where registration or an exemption from registration may be required. Oak Hill Financial shall deliver a draft or drafts of the Registration Statement to Unity Savings and provide Unity Savings a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.04 SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Oak Hill Financial will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Oak Hill Financial will to the extent consistent with their fiduciary duty recommend to the shareholders that they vote their shares in favor of the Merger.

         5.05 PRESS RELEASES. Oak Hill Financial shall consult in advance with Unity Savings as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to this Agreement, the Merger Agreement, or the Merger.

         5.06 BEST EFFORTS. Oak Hill Financial will use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger.

         5.07 CONFIDENTIALITY. From and after the date of this Agreement, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, treat all Confidential Information of Unity Savings as confidential, and Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, promptly return to Unity Savings all documents and workpapers, and all copies thereof, containing any such Confidential Information of Unity Savings. The covenants of Oak Hill Financial and Oak Hill Banks contained in this
Section 5.07 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the closing of the transactions contemplated hereby.

         5.08 COORDINATION OF DIVIDENDS. Oak Hill Financial agrees to cooperate with Unity Savings to ensure that the shareholders of Unity Savings receive a regular quarterly dividend from either Unity Savings or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Unity Savings and Oak Hill Financial during such quarter.

         5.09 INDEMNIFICATION OF DIRECTORS AND OFFICERS. Oak Hill Banks acknowledges that, by operation of law, at the Effective Time, Oak Hill Banks will assume any and all legally enforceable obligations of Unity Savings to indemnify and defend the directors and officers of Unity Savings pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Unity Savings had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons' status or services as directors and officers of Unity Savings, whether by contractual right or by any provision of the articles of incorporation or code of regulations of Unity Savings, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such claim shall continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Oak Hill Banks' obligations with respect to such indemnification over that to which Unity Savings would have been subject had the Merger not been consummated. Oak Hill Banks agrees to use its reasonable best efforts to cover directors and officers of Unity Savings in insurance policies.

         5.10     EMPLOYEE BENEFIT AND WELFARE BENEFIT PLANS.

                  (a) Oak Hill Financial and Oak Hill Banks agree to use their reasonable best efforts to coordinate the conversion of any pension Employee Benefit Plans, practices, or policies of Unity Savings into similar plans of Oak Hill Financial, to the extent that such plans may exist, and to give credit to any and all employees of Unity Savings who become employees of Oak Hill Banks following the consummation of the Merger for all service with Unity Savings prior to the Effective Time for purposes of eligibility, vesting, and all other purposes for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial's pension Employee Benefit Plans.

                  (b) Oak Hill Financial and Oak Hill Banks agree to use their reasonable best efforts, including when permitted by law the amendment of existing plans, to coordinate the maintenance of or conversion into similar plans of Oak Hill Financial and Oak Hill Banks of any welfare Employee Benefit Plan, practice, or policy of Unity Savings, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial's or Oak Hill Banks' plans. Furthermore, the former officers and employees of Unity Savings (and their spouses and dependents, if applicable) who are under a Unity Savings plan on the Effective Date, may, upon the cessation of their participation in a Unity Savings plan being maintained by Oak Hill Banks after the Effective Date, immediately participate in the corresponding benefit plan maintain by Oak Hill Banks without regard to pre-existing conditions or waiting periods to the extent then-permitted by law.

         5.11 ADVISORY BOARD. The present Board of Directors of Unity Savings shall continue for one year as an advisory board of directors to Oak Hill Banks and shall be paid for such service in accordance with the prior practice of Unity Savings for such period.

         5.12 EMPLOYEES OF UNITY SAVINGS. Upon satisfactory review of employment files, all of Unity Savings' employees will continue to be employed by Oak Hill Banks, subject to the employment practices and procedures of Oak Hill Banks.

         5.13 POOLING. The accounting firm of Grant Thornton LLP has reviewed the proposed Merger and determined that the Merger qualifies as a "pooling of interests" for accounting purposes. Neither Oak Hill Financial nor Oak Hill Banks shall intentionally take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

SECTION 6.        CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

         6.01 SHAREHOLDER APPROVAL. The Merger shall have been approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Unity Savings Common, and by the affirmative vote of the holders of a majority of the issued and outstanding shares of Oak Hill Financial.

         6.02 REGULATORY APPROVALS. The Merger and the acquisition of greater than ten percent of the total of the outstanding number of Oak Hill Financial Common by George Knox, Jr. and D. Bruce Knox, on a combined basis, shall have been approved by the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Unity Savings, Oak Hill Financial or Oak Hill Banks, either prior to or subsequent to the proposed merger of Unity Savings and Oak Hill Banks.

         6.03 LITIGATION. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under the Merger Agreement. For purposes hereof, advisory opinions or written requests for information which could be used in connection with such suit, investigation, or proceeding given by governmental agencies may be deemed to constitute such a threat.

         6.04 FAIRNESS OPINIONS. Unity Savings shall have received a fairness opinion from McDonald & Company Securities, Inc. dated as of the date of the proxy statement relating to the Merger stating that the exchange ratio is fair to the shareholders of Unity Savings, as of such date, from a financial point of view and Oak Hill Financial shall have received a fairness opinion from Trident Financial Corporation dated as of the date of the proxy statement relating to the Merger stating that the contemplated merger of Unity Savings and Oak Hill Banks is fair to the shareholders of Oak Hill Financial, as of such date, from a financial standpoint.

         6.05 TAX OPINION. Oak Hill Financial, Oak Hill Banks, and Unity Savings shall have received an opinion of Porter, Wright, Morris & Arthur substantially to the effect that:

                  (a) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and Unity Savings, Oak Hill Financial, and Oak Hill Banks will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (b) the basis of the assets of Unity Savings acquired by Oak Hill Banks will be the same in the hands of Oak Hill Banks as the basis of those assets in the hands of Unity Savings immediately prior to the Merger;

                  (c) the holding period of the assets of Unity Savings received by Oak Hill Banks will, in each instance, include the period for which such assets were held by Unity Savings;

                  (d) no gain or loss will be recognized by either Oak Hill Financial or Oak Hill Banks (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger;

                  (e) no gain or loss will be recognized by Unity Savings (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon consummation of the Merger;

                  (f) no gain or loss will be recognized by the shareholders of Unity Savings who exchange their shares of Unity Savings Common for shares of Oak Hill Financial Common, except to the extent of any cash received in lieu of a fractional share of Oak Hill Financial Common;

                  (g) the basis of the shares of Oak Hill Financial Common to be received by shareholders of Unity Savings who receive solely shares of Oak Hill Financial Common will be the same as the basis of the shares of Unity Savings Common surrendered in exchange therefor;

                  (h) the holding period of the shares of Oak Hill Financial Common received by shareholders of Unity Savings will include the holding period of the shares of Unity Savings Common surrendered in exchange therefor, provided that the Unity Savings Common was held as a capital asset in the hands of the shareholder of Unity Savings on the Effective Date;

                  (i) where solely cash is received by a shareholder of Unity Savings in exchange for his or her shares of Unity Savings Common pursuant to the exercise of dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Oak Hill Financial Corporation Common shares received in connection with this transaction, subject to the provisions and limitations of Section 302 of the Code, and where, as a result of such distribution, a shareholder owns no shares of Oak Hill Financial Common either directly or through the application of
Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her shares of Unity Savings Common, as provided in Section 302(a) of the Code; and under
Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Unity Savings Common shares surrendered, as determined under
Section 1011 of the Code; and

                  (j) the payment of cash in lieu of fractional shares of Oak Hill Financial Common will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Oak Hill Financial; such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code.

                  In rendering such tax opinion, Porter, Wright, Morris & Arthur shall be entitled to rely upon representations of Unity Savings' officers, directors and those shareholders of Unity Savings who own one percent or more of the outstanding shares of Unity Savings Common and officers of Oak Hill Financial reasonably satisfactory in form and substance to Porter, Wright, Morris & Arthur.

         6.06 MEDICAL/HEALTH INSURANCE COORDINATION. Oak Hill Financial and Oak Hill Banks shall have received a written affirmation of Medical Mutual of Ohio fka Blue Cross Blue Shield of Ohio Health Pool ("Health Pool") and Unity Savings shall have received a written affirmation of Ohio League Trust ("Ohio League") for medical/health insurance coverage that after the Effective Date, Oak Hill Financial and Oak Hill Banks may implement one or more of the following option or options:

         (a) Health Pool will allow coverage of Oak Hill Financial's and Oak Hill Banks' employees (including former Unity Savings employees) under the Health Pool plan at an acceptable cost to Oak Hill Financial and Oak Hill Banks;

         (b) Health Pool will allow Oak Hill Financial and Oak Hill Banks to offer more than one medical/health coverage plan to employees of Oak Hill Financial and Oak Hill Banks (including former Unity Savings employees), which other plan or plans may be in addition to coverage under a plan sponsored by Health Pool;

         (c) Ohio League will allow coverage of Oak Hill Financial's and Oak Hill Banks' employees (including former Unity Savings employees) under the Ohio League plan at an acceptable cost to Oak Hill Financial and Oak Hill Banks; or

         (d) Ohio League will allow Oak Hill Financial or Oak Hill Banks to offer more than one medical/health coverage plan to employees of Oak Hill Financial and Oak Hill Banks (including former Unity Savings employees), which other plan or plans may be in addition to coverage under a plan sponsored by Ohio League.

SECTION 7.        CONDITIONS PRECEDENT TO OBLIGATIONS OF UNITY SAVINGS

         The obligations of Unity Savings to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

         7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Oak Hill Financial herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Oak Hill Financial and Oak Hill Banks shall have performed in all material respects their obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and an executive officer of Oak Hill Financial shall have executed and delivered to Unity Savings a certificate or certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Unity Savings shall reasonably request.

         7.02 OPINION OF COUNSEL. Unity Savings shall have received a favorable opinion dated as of the Closing Date from Porter, Wright, Morris & Arthur, counsel for Oak Hill Financial, to the effect that:

                  (a) Oak Hill Financial and Oak Hill Banks are corporations duly organized, validly existing, and in good standing under the laws of the State of Ohio; Oak Hill Financial and Oak Hill Banks have the corporate power and authority to own all of their properties and assets and to carry on their businesses as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; and Oak Hill Banks has the corporate power and authority to merge with Unity Savings pursuant to this Agreement and the Merger Agreement;

                  (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Oak Hill Financial or Oak Hill Banks;

                  (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Oak Hill Financial and Oak Hill Banks; and this Agreement and the Merger Agreement are valid and binding agreements of Oak Hill Financial and Oak Hill Banks enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Oak Hill Financial and Oak Hill Banks is subject to general principles of equity;

                  (d) the shares of Oak Hill Financial Common to be issued by Oak Hill Financial in the Merger have been authorized and, upon issuance, will be fully paid and nonassessable and will not be subject to the preemptive rights of any shareholder of Oak Hill Financial;

                  (e) all necessary regulatory approvals have been received and all applicable waiting periods have expired;

                  (f) Oak Hill Financial is a duly and validly registered Bank Holding Company;

                  (g) Oak Hill Banks is a state-chartered bank; and

                  (h) Oak Hill Banks deposit accounts are insured by BIF to the fullest extent permitted by law.

         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Oak Hill Financial or Oak Hill Banks. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         7.03 EFFECTIVENESS OF THE REGISTRATION STATEMENT; NASD LISTING. Unity Savings shall have received a certificate from a duly authorized officer of Oak Hill Financial to the effect that the Registration Statement has become effective by an order of the SEC, the Oak Hill Financial Common to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding has been commenced or overtly threatened for such purpose. The shares of Oak Hill Financial Common to be issued to Unity Savings shareholders pursuant to the Merger Agreement shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance.

         7.04 MATERIAL ADVERSE CHANGE. Since December 31, 1996, there shall not have occurred any material adverse change in the results of operation, financial condition, properties, or business of Oak Hill Financial on a consolidated basis.

         7.05 AVERAGE CLOSING PRICE. Neither of the following shall have occurred:

                  (a) Both of the following conditions are satisfied: (1) the Average Closing Price on the Closing Date of shares of Oak Hill Financial Common shall be less than 85% of the Starting Price; and (2) the Index Price on the Closing Date shall be greater than the product of 0.85 and the Index Price on the Starting Date; or

                  (b) the Average Closing Price on the Closing Date of shares of Oak Hill Financial Common shall be less than 80% of the Starting Price.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF OAK HILL FINANCIAL AND OAK HILL BANKS

         The obligations of Oak Hill Financial and Oak Hill Banks to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

         8.01 REGULATORY APPROVAL OF THE SUBSIDIARY MERGER. The Merger shall have been approved by the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Oak Hill Financial or Oak Hill Banks.

         8.02 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Unity Savings herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date; Unity Savings shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and the chief executive officer and principal financial officer of Unity Savings shall have executed and delivered to Oak Hill Financial certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Oak Hill Financial shall reasonably request.

         8.03 OPINION OF COUNSEL. Oak Hill Financial shall have received a favorable opinion dated as of the Effective Date from Vorys, Sater, Seymour and Pease, as counsel for Unity Savings, reasonably acceptable to Oak Hill Financial, to the effect that:

                  (a) Unity Savings is a state chartered savings bank, duly organized, validly existing, and in good standing under the laws Ohio; Unity Savings is a member in good standing of the FHLB of Cincinnati; all eligible accounts of deposit in Unity Savings is insured by the SAIF to the fullest extent permitted by law; all corporate action required to be taken by the directors and shareholders of Unity Savings to authorize the transactions contemplated by this Agreement and the Merger Agreement have been taken; and Unity Savings has the corporate power to effect the Merger in accordance with the terms of this Agreement and the Merger Agreement;

                  (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Unity Savings; and

                  (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Unity Savings; and this Agreement and the Merger Agreement are valid and binding agreements of Unity Savings enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Unity Savings may be subject to general principles of equity.

Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Unity Savings. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         8.04 AGREEMENTS OF AFFILIATES. Each director and their "affiliates," for purposes of Rule 145 under the 1933 Act, shall deliver to Oak Hill Financial prior to the Effective Date a written agreement, providing that such person will not sell the shares of Oak Hill Financial Common to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act.

         8.05 DISSENTING SHAREHOLDERS. The total number of shares of Unity Savings Common, if any, as to which the right to dissent has been asserted under
Section 1701.85 of the Ohio Revised Code shall not exceed five percent (5%) of the total number of outstanding shares of Unity Savings Common.

         8.06 MATERIAL ADVERSE CHANGE. Since December 31, 1996, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Unity Savings, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to Unity Savings which have been disclosed in the Unity Disclosure Memorandum as of the date of this Agreement.

         8.07 TITLE INSURANCE. For each parcel of the Real Property described in the Unity Disclosure Memorandum as being owned by Unity Savings, and for each lease for any parcel of the Real Property described in the Unity Disclosure Memorandum as being leased by Unity Savings, Oak Hill Banks or Oak Hill Financial shall have obtained a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy or leasehold owner's title insurance policy, as appropriate, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Unity Savings as of December 31, 1996. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Unity Savings, and that it is free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owner's policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner's policy shall be an ALTA 1975 form, or other form acceptable to Oak Hill Financial and Oak Hill Banks.

         8.08 SURVEY. Oak Hill Financial or Oak Hill Banks shall have obtained current land surveys of those parcels of the Real Property specifically designated by Oak Hill Banks. Each survey to be conducted and prepared by a duly licensed land surveyor, with such survey to be a duly certified ALTA/ACSM field survey, which confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area.

         8.09 PHASE I. For each parcel of the Real Property described in the Unity Disclosure Memorandum as being leased or owned by Unity Savings, Oak Hill Banks or Oak Hill Financial shall have completed a "Phase I" environmental site assessment prepared by a licensed environmental engineering firm indicating that there is no evidence of contamination with Hazardous Substances or other violations of environmental Laws and concluding that no testing or additional investigations appears to be warranted.

         8.10 CONSENTS AND APPROVALS. Unity Savings shall have obtained any and all consents or approvals that may be required under the terms of (i) any contract, agreement, lease, or other obligation or commitment, including, but not limited to, the types described in Section 2.18 hereof, to which either Unity Savings is a party or by which either Unity Savings or any of their property or assets is bound, or (ii) any license or permit of Unity Savings, in order to avoid the occurrence of any breach or default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Oak Hill Financial, Oak Hill Banks or Unity Savings.

         8.11 AGREEMENT TO VOTE. Oak Hill Financial shall have received from each of Unity Savings' shareholders who own in excess of five percent (5%) of the outstanding shares of Unity Savings Common an agreement, substantially in the form attached hereto as EXHIBIT A, to vote in favor of the Merger all shares of Unity Savings Common owned by them or over which they have the power to vote.

         8.12 SHAREHOLDERS' EQUITY. The total shareholders' equity of Unity Savings as of the end of the most recent calendar quarter preceding the Closing Date and as of the Closing Date shall not be less than the total shareholders' equity of Unity Savings as of December 31, 1996, except for Unity Savings' expenses relating to the Merger and adjustments relating to the Merger and requested by Oak Hill Financial.

         8.13 EXECUTIVE COMPENSATION AGREEMENT. Unity Savings shall have delivered to Oak Hill Financial and Oak Hill Banks, an executed copy of a written release from David Bruce Knox, satisfactory to Oak Hill Financial and Oak Hill Banks, which provides that the liability and obligations of Unity Savings as a party to a certain Executive Salary Continuation Agreement between Unity Savings and David Bruce Knox, dated December 7, 1994, are completely extinguished by mutual agreement.

SECTION 9.        CLOSING DATE

         Unless the parties otherwise agree, the closing of the transactions contemplated by this Agreement and the Merger Agreement ("Closing Date") shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio, on the last business day of the month in which the conditions specified in Sections 6.01 and 6.02 hereof have been satisfied.

SECTION 10.       AMENDMENT

         At any time prior to the Closing Date, the parties, subject to paragraph 14 of the Merger Agreement, may modify, amend, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the shareholders of Unity Savings has adopted this Agreement.

SECTION 11.       TERMINATION

         11.01 TERMINATION. This Agreement and the Merger Agreement shall terminate on December 31, 1997, unless a later date is agreed upon in writing by the parties, and may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

                  (a) by the mutual consent, evidenced in writing, of the boards of directors of Oak Hill Financial, Oak Hill Banks, and Unity Savings;

                  (b) by the board of directors of Oak Hill Financial, by giving written notice thereof to Unity Savings, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Oak Hill Financial and Oak Hill Banks has not been satisfied or waived; (ii) if Unity Savings has not fully performed its obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Unity Savings set forth herein are untrue or incorrect in any material respect; or

                  (c) by the board of directors of Unity Savings, by giving written notice thereof to Oak Hill Financial, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Unity Savings has not been satisfied or waived; (ii) if Oak Hill Financial and Oak Hill Banks have not fully performed their obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Oak Hill Financial set forth herein are untrue or incorrect in any material respect.

         11.02 SURVIVAL OF CERTAIN PROVISIONS UPON TERMINATION. Upon a termination of this Agreement as provided herein, this Agreement and the Merger Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto or their respective shareholders, directors, or officers, except pursuant to Sections 4.09, 5.07, 11.03, and 12 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections.

         11.03 TERMINATION FEE. During the term of this Agreement, if (i) an Unsolicited Acquisition Proposal is submitted to and approved by the shareholders of Unity Savings at any time prior to the Effective Time, or (ii) an Unsolicited Acquisition Proposal is received by Unity Savings or is made directly to the shareholders of Unity Savings at any time prior to the holding of the meeting of the shareholders of Unity Savings to be called pursuant to
Section 4.02 hereof, the board of directors of Unity Savings fails to recommend to the shareholders of Unity Savings approval of the Merger Agreement or this Agreement, withdraws such recommendation previously made to the shareholders of Unity Savings, or fails to solicit proxies of shareholders of Unity Savings to approve the Merger, and the Merger Agreement and this Agreement are subsequently rejected by the shareholders of Unity Savings at such meeting, then, in either such event, Unity Savings shall pay to Oak Hill Financial, within five business days after a termination of the Merger Agreement and this Agreement following such an event, a cancellation fee in the amount of $325,000, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, Unity Savings shall have no further liability under this Agreement or the Merger Agreement. The obligations of Unity Savings under this Section 11.03 shall survive a termination of this Agreement, provided that, at the time of such termination, (1) an event described in Section 7.04 hereof has not occurred, and
(2) Unity Savings does not have the right to terminate this Agreement by virtue of a material breach of this Agreement or the Merger Agreement by Oak Hill Financial or Oak Hill Banks.



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



SECTION 12.       EXPENSES

         Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 12 shall survive a termination of this Agreement for any reason.

SECTION 13.       NOTICES

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

                  (a)    If to Unity Savings, to:

                         D. Bruce Knox
                         President
                         Unity Savings Bank
                         115 West Main Street
                         P.O. Box 303
                         McArthur, Ohio  45651

with a copy to:

                         Roger Yurchuck
                         Vorys, Sater, Seymour and Pease
                         221 E. 4th Street, Suite 2100
                         Cincinnati, Ohio  45202

                  (b)    If to Oak Hill Financial or Oak Hill Banks, to:

                         John D. Kidd
                         President
                         Oak Hill Financial, Inc.
                         14621 State Route 93
                         Jackson, Ohio  45640

with a copy to:

                         H. Grant Stephenson, Esq.
                         Porter, Wright, Morris & Arthur
                         41 South High Street
                         Columbus, Ohio  43215

SECTION 14.       GENERAL PROVISIONS

         14.01 ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the documents referred to or incorporated herein or therein, reflect the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.



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


         14.02 WAIVER. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement and the Merger Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement or the Merger Agreement.

         14.03 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party.

         14.04 BENEFIT. Except as specifically provided herein, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         14.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         14.06 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

         14.07 INCORPORATION BY REFERENCE. The Merger Agreement, the Disclosure Memoranda, and all Exhibits attached hereto are hereby incorporated by reference herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        OAK HILL FINANCIAL, INC.

                                        By: /s/ JOHN D. KIDD
                                            -----------------------
                                            John D. Kidd, President


                                        OAK HILL BANKS

                                        By: /s/ JOHN D. KIDD
                                            -----------------------
                                            John D. Kidd, President


                                        UNITY SAVINGS BANK

                                        By: /s/ D. BRUCE KNOX
                                            ------------------------
                                            D. Bruce Knox, President



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